AGREEMENT

This Agreement is made this 15th day of August 2011, between BMX DEVELOPMENT CORP. (“BMX”), a Florida corporation, Michael Bongiovanni, an individual shareholder and Chief Executive Officer of BMX, Panache LLC ("Panache"), a New York Limited Liability Company, James Dale, an individual member and Manager of Panache, and the individual members of Panache (collectively the “Panache Members”).

Recitals

WHEREAS, BMX desires to issue new shares of common stock in itself to the Panache Members sufficient to transfer control of BMX to the Panache Members in return for the acquisition of 100% of the ownership interests of Panache; and

WHEREAS, Bongiovanni desires to sell 2,540,000 shares of common stock of BMX that he owns individually to Dale; and

WHEREAS, the parties wish to memorialize the terms and conditions of their transaction;

NOW THEREFORE, in consideration of the mutual promises set forth below and intending to be legally bound, the parties agree as follows:

TERMS

1.               Issuance of New Shares and Transfer of Bongiovanni Shares. At Closing (as defined below), BMX shall issue to the Panache Members a total of 17,440,000 shares of common stock in BMX (the “BMX Shares”) and Bongiovanni shall transfer good, marketable and indefeasible title to an additional 2,560,000 shares of common stock of BMX (the “Bongiovanni Shares”) to the Panache Members free and clear of all liens and encumbrances. The total of 20 million shares shall be distributed to the Panache Members in the following amounts:

James Dale	13,000,000
Agata Podedworny	4,000,000
MIS Beverage Holdings LLC	2,000,000
Sjoerd de Jong	1,000,000

2.               Transfer of Panache Ownership Interests. At Closing, the Panache Members shall transfer to BMX 100% of their ownership interests in Panache (“Units of Membership”).

3.               Payment to Bongiovanni. The Panache Members shall pay $125,000 to Bongiovanni for the Bongiovanni Shares as follows: (a) upon the execution of this Agreement $25,000 shall be deposited in escrow (the “Escrow Funds”) with Greentree Financial Group, Inc. (“Greentree”), 7951 SW 6th St., Ste. 216, Plantation, FL 33324, which Greentree shall disburse to Bongiovanni at Closing; and (b) the remaining $100,000 shall be paid at Closing. If Closing does not take place for a reason other than a breach of this Agreement by BMX or Bongiovanni, Greentree shall pay the Escrow Funds to Bongiovanni.

4.               Tax Free Nature of Transaction. It is the intent of the parties that the transactions contemplated by this Agreement be treated as a tax free transaction and the parties shall cooperate fully with each other to take such actions as necessary to insure the tax-free nature of the transactions.

5.               Plan of Exchange and Closing. A Plan of Exchange in a form and content satisfactory to BMX and Panache shall be prepared by Panache at its expense and shall be executed by BMX and Panache not later than 30 days after the signing of this Agreement. The date on which the Plan of Exchange is executed shall be the Closing for purposes of this Agreement.

6.               Audited Financial Statements of Panache. Not more than 71 days after the Closing, Panache shall at its sole cost and expense provide to BMX audited financial statements of Panache for 2010 and 2009 ("Audit Report"), as required by the Securities and Exchange Commission. The Audit Report shall be performed by an accounting firm registered with the Public Company Accounting Oversight Board.

7.               Public Filings. BMX shall, at its sole cost and expense prior to Closing, (a) prepare and file with the Securities and Exchange Commission ("SEC") all filings, including without limitation Forms 8-K and Schedule 14C, Schedule 14F-1, required to be made in connection with this Agreement or the transactions to be completed pursuant to this Agreement; and (b) make all notifications to shareholders or federal, state and local government agencies required by law or regulation or otherwise appropriate in connection with this Agreement or the transactions to be completed pursuant to this Agreement.

8.               Representations of BMX and Bongiovanni. To induce Panache, Dale and each of the Panache Members to enter into this transaction and intending for them to rely on them, BMX and Bongiovanni represent and warrant that as of the signing of this Agreement and the date of Closing:

a.                BMX is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b.               BMX and Bongiovanni have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or his obligations hereunder. All corporate actions or proceedings to be taken by or on the part of BMX and/or Bongiovanni to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by BMX and Bongiovanni and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of BMX, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which BMX or Bongiovanni are subject, (iii) violate any judgment, order, writ or decree of any court applicable to BMX or Bongiovanni, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which BMX or Bongiovanni are a party.

d.               BMX has the authority to issue up to 200,000,000 shares of common stock and has only a single class of stock;

e.                Not more than 4,914,500 shares of stock in BMX have been issued and are outstanding;

f.                As part of the sale of common shares under a private placement to unrelated third parties in 2009, BMX issued not more than 18,500 stock warrants at an exercise price of $2.00 per share and all such warrants which will expire on the third anniversary of their issuance in 2012 if they have not been exercised by then;

g.               Other than as set forth above, there are no preemptive rights, options warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from BMX of any of its authorized but unissued stock of any class;

h.               After the transactions contemplated by this Agreement, the Panache Members (including Dale) shall, as a group, own approximately 89.6% of then issued and outstanding shares of BMX common stock;

To the

i.                 extent any shareholders of BMX stock are entitled to dissenter’s rights under the pertinent laws in the State of Florida in connection with any of the transactions contemplated under this Agreement, BMX shall have satisfied and paid any such obligations in full;

j.                 All known or potential liabilities of BMX, including, but not limited to, any notes payable, loans payable, accounts payable and accrued expenses, accrued payroll and compensation, as well as any liabilities shown on its last quarterly report filed with the Securities and Exchange Commission, shall have been paid in full prior to Closing.

k.               The BMX Shares shall be fully paid and non-assessable and free of all liens and encumbrances.

l.                 Bongiovanni is the sole beneficial holder of each of the Bongiovanni Shares and has good and marketable title to the Bongiovanni Shares. There exists no liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting the Bongiovanni Shares. Bongiovanni has sole voting power and sole power to issue instructions with respect to the voting of, and the exercise of any of the rights accruing to the record or beneficial holder of the Bongiovanni Shares.

m.             Upon transfer to them, the Panache Members will acquire good title to the BMX Shares and the Bongiovanni Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting them.

n.               The BMX operating account shall have no less than $50,000 cash in it.

o.               The business and financial information about BMX that has been disclosed is true and correct in all material respects.

p.      There is no action, suit, investigation, claim, arbitration or litigation pending or threatened against BMX or Bongiovanni.

q.               These representations shall survive closing and remain effective for two years after Closing.

9.               Representations of Panache and Panache Members. To induce BMX and Bongiovanni to enter into this transaction and intending for them to rely on them, Panache and Panache Members represent and warrant that as of the signing of this Agreement and the date of Closing:

a.                Panache is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b.               Panache and Panache Members have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or their obligations hereunder. All corporate actions or proceedings to be taken by or on the part of Panache and/or Panache Members to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by Panache and Panache Members and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Amended and Restated Operating Agreement of Panache, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Panache and Panache Members are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Panache and Panache Members, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which Panache and Panache Members are a party.

d.               The Panache Members are the beneficial owners of 100% of the Units of Membership in Panache and have good and marketable title to those Units of Membership free and clear of any liens or encumbrances, claims, options, voting agreement or charges.

e.                The business and financial information about Panache that has been disclosed is true and correct in all material respects.

f.       There is no action, suit, investigation, claim, arbitration or litigation pending or threatened against Panache or any of the Panache Members.

g.               These representations shall survive closing and remain effective for two years after Closing.

10.            Access to Financial and Business Information/Due Diligence. BMX and Panache shall cooperate with each other in providing any additional information the other may reasonably request about their business and financial affairs prior to Closing. Such information shall be deemed confidential and not disclosed to any third part without the written consent of the party that originally provided the information.

11.            Indemnification. For two years after closing, BMX and Bongiovanni covenant and agree to pay, and to indemnify Panache and Panache Members, and hold them harmless from, against and in respect of, any and all known or unknown liabilities of BMX that existed prior to Closing.

12.            Resignation of Directors and Officers of BMX. At Closing, all then-existing Officers and Directors of BMX shall tender their respective resignations, which shall be effective immediately. All actions necessary to then immediately appoint nominees of Panache to the Board of Directors and as Officers of BMX shall be taken. If any prior or advance notices are required to be given under the Charter, By-laws, or other governing documents to permit such actions to be taken at Closing (such as, by way of illustration only, notice to shareholders or directors) BMX shall give such notices sufficiently in advance of Closing so that the required actions can be taken at Closing.

13.            Maintenance of BMX’s Trading Status. After Closing, the Panache Members (having a controlling interest in BMX) shall cause BMX to maintain its active trading status on the NASD’s Over-the-Counter Bulletin Board quotation market.

14.            Future Transfer of BMX Name. In the event that within two years after Closing, BMX changes its name to something other than BMX, BMX Development Corp., or any variation thereof, BMX shall transfer the rights to use the name to Bongiovanni or his designee.

15.            Entire Agreement/Amendment. This Agreement constitute the entire agreement and understanding between the parties hereto as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any party unless set forth in an instrument in writing signed by the party to be bound or their respective successors in interest.

16.            Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining portions of this Agreement. The parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

17.            Counterparts/Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures transmitted by fax or email shall be deemed original signatures.

18.            Headings. The headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

19.            Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any person or entity.

20.            Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the State of Florida, without giving effect to principles of conflicts of laws. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Pinellas or Hillsborough County. Each of the parties hereto agrees to submit to the jurisdiction of such courts.

21.            Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

22.            WAIVER OF JURY TRIAL. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT RELATING TO THIS AGREEMENT, THE PARTIES PREFERRING THAT SUCH DISPUTE BE RESOLVED BY A JUDGE HAVING JURISDICTION WITH RESPECT TO SUCH DISPUTE.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

BMX DEVELOPMENT CORP.

PANACHE LLC

By: _____________________________ By:___________________________

Michael J. Bongiovanni, CEO                          James Dale, Manager

_________________________________

Michael J. Bongiovanni, Individually

PANACHE MEMBERS

______________________________ __________________________

James Dale                                   Agata Podedworny

__________________________ MIS BEVERAGE HOLDING LLC,

Sjoerd de Jong

By: /s/ Maria Gordon, Member

Maria Gordon, Member

By: /s/ Ian Grutman, Member

Ian Grutman, Member

By: /s/ Samantha Shinman, Member

Samantha Shinman, Member